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                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                   Pursuant to Rule 17f-2 [17 CRF 270.17f-2]

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1. Investment Company Act File Number: Date examination completed:

   812-11020                           January 8, 2003
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2. State Identification Number:
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AL             AK             AZ             AR             CA             CO
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CT             DE             DC             FL             GA             HI
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ID             IL             IN             IA             KS             KY
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LA             ME             MD             MA             MI             MN
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MS             MO             MT             NE             NV             NH
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NJ             NM             NY             NC             ND             OH
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OK             OR             PA             RI             SC             SD
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TN             TX             UT             VT             VA             WA
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WV             WI             WY             PUERTO RICO
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Other (specify):

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3. Exact name of investment company as specified in registration statement:

   Berthel Growth & Income Trust I
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4. Address of principal executive office (number, street, city, state, zip code):
   701 Tama Street, Marion, IA  52302
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INSTRUCTIONS

This Form must be completed by the investment companies that have custody of securities or similar investments.

Investment Company

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT